Exhibit 4.1
DESCRIPTION OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE EXCHANGE ACT
LivaNova PLC (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are its ordinary shares, which have a nominal or par value of £1.00 each (the “ordinary shares”). The below is a summary of the applicable provisions of the Company’s Articles of Association (the “Articles”) and certain relevant provisions of applicable law. The summary is not complete and we encourage you to read this summary, the Articles and the other documents we refer to herein for a more complete understanding of the ordinary shares.
General
Under English law, persons who are neither residents nor nationals of the U.K. may freely hold, vote and transfer the ordinary shares in the same manner and under the same terms as U.K. residents or nationals.
Share Capital
As of December 31, 2021, the entire issued share capital of the Company is comprised of 53,761,510 ordinary shares.
Dividends and Distributions
Under English law, the Company may only pay dividends out of profits that are available for that purpose. The Company’s profits available for distribution are (in basic terms) its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously reduced or extinguished in a reduction or reorganization of capital duly made. The amount of the Company’s distributable reserves is a cumulative calculation. The Company may be profitable in a single financial year but unable to pay a dividend if the profits of that year do not offset all previous years’ accumulated, realized losses.
Additionally, the Company may only make a distribution if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves, and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate.
The Articles permit the Company shareholders, by ordinary resolution (a resolution passed by a simple majority of those shareholders present in person or by proxy and voting in respect of the relevant resolution), to declare dividends but no dividend shall exceed the amount recommended by the directors.
In addition, the directors may decide to pay interim dividends. The entitlement to a dividend lapses if unclaimed by a shareholder for 12 years from the date when it became due for payment.
The Articles also permit a scrip dividend scheme under which the directors of the Company may offer any holders of ordinary shares the right to receive shares, credited as fully paid, instead of cash in respect of all or any dividend subject to certain terms and conditions set out in the Articles.

Voting Rights
The shareholders in general meeting must vote by poll. On a poll taken at a general meeting, each qualifying Company shareholder present in person or by proxy and entitled to vote on the resolution has one vote for every ordinary share held by such shareholder.
In the case of joint holders, the vote of the senior holder who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders. The necessary quorum for a general meeting is shareholders who together represent at least a majority of the voting rights of all Company shareholders entitled to vote at the meeting, present in person or by proxy, save that if the Company has only one shareholder entitled to attend and vote at the general meeting, one qualifying Company shareholder present at the meeting and entitled to vote is a quorum.
Amendment to the Articles
Under the UK Companies Act 2006 (the “Companies Act”), the shareholders may amend the articles of association of the Company by special resolution (a resolution passed by the holders of at least 75% of those shares voted either in person or by proxy on the relevant resolution) at a general meeting. The notice of the general meeting at which a special resolution is proposed shall be required to specify the intention to propose any resolutions at the meeting as special resolutions.
Modification of rights
The rights attaching to the ordinary shares may be modified with the written consent of the holders of 75% in nominal value of the issued ordinary shares (excluding any shares of that class held as treasury shares), or by a special resolution of the holders of the issued ordinary shares, but not otherwise.
General Meetings and Notices
An annual general meeting must be called by not less than 21 clear days’ notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). All other general meetings must be called by not less than 14 clear days’ notice. General meetings that are not annual general meetings may be called by shorter notice if agreed to by a majority in number of the Company shareholders having the right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal or par value of the ordinary shares given that right. At least seven clear days’ notice is required for any adjourned meeting, and such meeting must be held not less than 14 days but not more than 28 days after adjournment at such time and place specified for the purpose in the notice calling the meeting or as decided by the chairman of the meeting.
Subject to the Companies Act, notices of general meetings shall be given to every holder of ordinary shares as of the record date for the relevant meeting. Beneficial owners nominated to enjoy information rights under the Companies Act and the Company’s auditors are also entitled to receive notices of, and other communications relating to, general meetings. Under the Companies Act, the Company is required to hold an annual general meeting of its shareholders within six months from the day following the end of its fiscal year. Subject to the foregoing, a general meeting may be held at a time and place determined by the Company’s board.

Under the Companies Act, the Company must convene such a meeting once it has received requests to do so from Company shareholders representing at least 5% of the paid up share capital of the Company carrying voting rights at general meetings (excluding any paid-up capital held as treasury shares).
Under the Articles, a general meeting may also be called if the company has fewer than two directors and the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so. In such case, two or more Company shareholders may call a general meeting for the purpose of appointing one or more directors.
Disclosure of interests in ordinary shares
Under the Companies Act, the Company may serve a notice requiring a person it knows, or has reasonable cause to believe, has an interest in any ordinary shares (or to have had an interest in the previous three years) to confirm or deny the fact, and, if the former, to disclose certain information about the interest, including information about any other person with an interest in the ordinary shares. If a shareholder fails to comply with such a notice within such reasonable period of time as may be set out in the notice, the shareholder shall not be entitled to attend or vote either personally or by proxy at a general meeting, and, where the shares to which such failure to comply represent at least 0.25 per cent. in nominal value of the issued shares of their class, in respect of such shares, no dividends shall be paid, and no transfers of such shares shall be registered save in certain circumstances.
Return of Capital and Winding Up
On a return of capital on a liquidation, reduction of capital or otherwise, the surplus assets of the Company available for distribution among the holders of the ordinary shares shall be applied in the same order of priority as applies in respect of dividends (i.e. on a pro rata basis based on the number of ordinary shares held by each holder, with all ordinary shares ranking equally amongst themselves for such purpose).
In the event of a voluntary winding up of the Company, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by law, subject to the Companies Act, divide among the Company shareholders the whole or any part of the assets of the Company, whether they consist of property of the same kind or not, and the liquidator may, for that purpose, value any assets as they deem fair and determine how the division shall be carried out as between the shareholders or different classes of shareholders, and may vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Company shareholders as he, with the like sanction, may determine. No Company shareholder shall be compelled to accept any assets upon which there is a liability.
Authority to Allot New Shares and Pre-Emption Rights
Under the Companies Act, the Board may only allot shares in the Company or grant rights to subscribe for, or to convert any security into, shares in the Company if it is authorized to do so by the Articles or by ordinary shareholder resolution. There are certain exceptions under the Companies Act, including for shares allotted pursuant to an employees’ share scheme (as such term is defined in the Companies Act).
At the annual general meeting of shareholders held on June 9, 2021 (the “2021 AGM”), the Company’s shareholders passed an ordinary resolution granting the Board authority to allot new shares and to grant rights to subscribe for, or to convert any security into, shares, up to an aggregate nominal value of £16,122,679, which is equivalent to approximately 33% of the Company’s total issued ordinary share capital (excluding treasury shares) as at April 22, 2021. This authority (unless previously revoked, varied or renewed by the Company) will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the 2021 AGM, save that the directors may, before this authority expires, make offers or agreements which would or might require shares in the Company to be allotted, or rights to subscribe for, or convert securities into, shares to be granted, after its expiry and the directors may allot shares or grant rights to subscribe for, or convert securities into, shares pursuant to such offers or agreements as if this authority had not expired.
Under the Companies Act, the allotment of equity securities that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the Articles otherwise provide an exclusion of these pre-emption rights. In this context, equity securities generally means shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution, which, in relation to the Company, will include the ordinary shares, and all rights to subscribe for or to convert securities into such ordinary shares. There are certain exceptions under the Companies Act, including for equity securities allotted pursuant to an employees’ share scheme (as such term is defined in the Companies Act) and for equity securities wholly or partly paid up otherwise than in cash.
At the 2021 AGM, the Company’s shareholders passed a special resolution to give the Board the power to allot new equity securities for cash or to sell treasury shares held by the Company for cash, in each case without first offering them to shareholders in proportion to their existing holdings up to an aggregate nominal amount of: (a) £2,442,830 for any purpose; and (b) an additional £2,442,830 only for the purposes of financing an acquisition or other capital investment. The amounts set out under (a) and (b) are each equal to approximately 5% (and together equal to approximately 10%) of the Company’s issued ordinary share capital (excluding treasury shares) as at April 22, 2021. This power (unless previously revoked, varied or renewed by the Company) will expire at the end of the next annual general meeting of the Company or, if earlier, the close of business on the date that is fifteen (15) months after the 2021 AGM, save that the directors may, before this power expires, make offers or agreements which would or might require equity securities to be allotted and/or treasury shares to be sold after its expiry and the directors may allot equity securities and/or sell treasury shares pursuant to such offers or agreement as if this power had not expired.
Alteration of Share Capital/Repurchase of Ordinary Shares
Subject to the Companies Act, and without prejudice to any relevant special rights attached to any class of shares, the Company may, from time to time, among other things:
•increase its share capital by allotting and issuing new shares in accordance with the Articles and any relevant shareholder resolution (see "Authority to Allot New Shares and Pre-Emption Rights" above);
•consolidate all or any of its share capital into shares of a larger nominal amount (i.e., par value) than the existing shares, subject to this being approved by its shareholders by means of an ordinary resolution;
•subdivide any of its shares into shares of a smaller nominal amount (i.e., par value) than its existing shares, subject to this being approved by its shareholders by means of an ordinary resolution; or
•redenominate its share capital or any class of share capital, subject to this being approved by its shareholders by means of an ordinary resolution.

The Companies Act prohibits the Company from purchasing its own shares unless the terms of the contract pursuant to which the purchase(s) are to be made have been approved by its shareholders by means of an ordinary resolution.
Transfer of ordinary shares
The Articles allow holders of ordinary shares to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which is permitted by the Companies Act and is approved by the Company’s board. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of any ordinary shares which are not fully paid) by or on behalf of the transferee.
The Company may not charge a fee for registering the transfer of a share.
The Company’s board may, in its absolute discretion, refuse to register a transfer of shares in certificated form if it is not fully paid or is with respect to a share on which the Company has a lien and sums in respect of which the lien exists is payable and is not paid within 14 clear days after due notice has been sent. If the Company’s board refuses to register a transfer of a share, it shall send notice to the transferee of notice of the refusal together with reasons for the refusal and any instrument of transfer shall (except in the case of fraud) be returned when the notice of refusal is sent.
Material U.K. Tax Consequences of Holding Ordinary Shares for U.S. Holders
The following summarizes certain U.K. tax consequences generally applicable to ordinary shares and is based on current U.K. tax law and HM Revenue & Customs (“HMRC”) published practice, both of which are subject to change. It does not purport to be a complete analysis of all U.K. tax considerations which may arise. It relates only to persons who (i) are absolute beneficial owners holding ordinary shares as a capital investment, (ii) are resident for tax purposes solely in the United States, and (iii) do not carry on (whether solely or in partnership) any trade, profession or vocation in the United Kingdom through a branch or agency to which those shares are attributable, or, in the case of corporate holders of ordinary shares, do not carry on a trade in the United Kingdom through a permanent establishment to which those shares are attributable (persons meeting each of the descriptions in (i), (ii) and (iii) being “US Holders”). It may not apply to certain categories of U.S Holders, such as those who acquired their ordinary shares in connection with employment.
Shareholders should consult their own tax advisors in respect of the tax consequences related to receipt, ownership, purchase or sale or other disposition of their ordinary shares.
Dividends
U.S. Holders will not be subject to U.K. income tax or U.K. corporation tax on income in relation to any dividends received in respect of their ordinary shares. Additionally, no U.K. tax is required to be withheld from any dividends paid in respect of ordinary shares.
Disposition and Transfers
U.S. Holders will not be subject to U.K. tax on capital gains arising on the disposal of their ordinary shares.

Treaty relief
If the U.K. tax treatment of dividends paid to U.S. Holders, or on the taxation of capital gains realized by U.S. Holders from the disposal of ordinary shares, were to change, then eligible U.S. Holders may be able to claim relief from applicable U.K. tax under the provisions of the tax treaty between the U.K. and the United States of America. Relief under the treaty generally has to be claimed rather than applying automatically.
Stamp duty and stamp duty reserve tax ("SDRT")
Transfers of ordinary shares within a clearance service or depositary receipt system should not give rise to a liability to U.K. stamp duty or SDRT, provided that no instrument of transfer is entered into and that no election that applies to ordinary shares is, or has been, made by the clearance service or depositary receipt system under Section 97A of the U.K. Finance Act 1986. We understand that HMRC regards the facilities of the Depositary Trust Company as a clearance service for these purposes.
Transfers of ordinary shares within a clearance service or depositary receipt system where an election has been made by the clearance service or depositary receipt system under Section 97A of the U.K. Finance Act 1986 will generally be subject to SDRT (rather than U.K. stamp duty) at the rate of 0.5% of the amount or value of the consideration or, in certain circumstances, the value of the shares. SDRT is a liability of the transferee of the shares.
Transfers of ordinary shares that are held in certificated form by means of an instrument of transfer will generally be subject to U.K. stamp duty at the rate of 0.5% of the consideration given (rounded up to the nearest £5 per instrument), payable by the transferee. An exemption from U.K. stamp duty is available for a written instrument transferring an interest in ordinary shares where the amount or value of the consideration is £1,000 or less, and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds £1,000. SDRT may be payable on an agreement to transfer such ordinary shares, generally at the rate of 0.5% of the consideration given in money or money’s worth under the agreement to transfer ordinary shares. This charge to SDRT would be discharged if an instrument of transfer is executed pursuant to the agreement which gave rise to SDRT and U.K. stamp duty is duly paid on the instrument transferring ordinary shares within six years of the date on which the agreement was made or, if the agreement was conditional, the date on which the agreement became unconditional. In certain circumstances the stamp duty or SDRT liability may be calculated by reference to the market value of the ordinary shares concerned in the relevant transaction, rather than the consideration given for the transfer or agreement for transfer.
If ordinary shares (or interests therein) are subsequently transferred into a clearance service or depositary receipt system, U.K. stamp duty or SDRT will generally be payable at the rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of the shares (save to the extent that an election has been made under Section 97A of the U.K. Finance Act 1986). This liability for U.K. stamp duty or SDRT will strictly be accountable by the clearance service or depositary receipt system, as the case may be, but will, in practice, generally be reimbursed by participants in the clearance service or depositary receipt system.
Transfers through CREST of CREST depositary interests (“CDIs”), representing underlying ordinary shares will be generally liable to SDRT, rather than U.K. stamp duty, at the 0.5% rate. CREST is obliged to collect SDRT on relevant transactions settled within the CREST system.

This discussion is for general information only and does not constitute tax or legal advice. In addition, US Holders should consult their own tax advisors regarding the U.S. tax consequences of the purchase, ownership and disposition of ordinary shares.
Stock Exchange Listing
The ordinary shares trade on Nasdaq under the symbol “LIVN”.